Exhibit 99

MEREDITH CORPORATION BOARD OF DIRECTORS DECLARES QUARTERLY DIVIDEND

Meredith President & Chief Operating Officer Tom Harty Elected to Meredith Board of Directors

DES MOINES, IA (August 9, 2017) - The Meredith Corporation (NYSE:MDP; www.meredith.com) Board of Directors today declared a regular quarterly dividend of $0.52 per share, or $2.08 on an annual basis.  The dividend will be payable on September 15, 2017, to shareholders of record on August 31, 2017.

Meredith has a strong history of returning cash to shareholders, paying a dividend for 70 consecutive years and increasing its dividend for 24 years straight, including a 5.1 percent increase earlier this calendar year. As an acknowledgment of its consistent track record of annual dividend increases, Meredith was added to the S&P High Yield Dividend Aristocrat Index earlier this year.

Meredith has delivered an average annual return of 21 percent since the launch of its Total Shareholder Return (TSR) strategy more than five years ago. Key elements of Meredith’s TSR strategy include:

•	An annual dividend yielding 3.6 percent based on today's closing price of $57.70.

•	An ongoing share repurchase program with $68 million remaining under current authorizations.

•	Strategic investments to scale the business and increase shareholder value.

Tom Harty Elected to Meredith Board of Directors

The Meredith Board of Directors today elected Meredith President and Chief Operating Officer Thomas H. Harty to the Board. Harty, 54, was elected President and Chief Operating Officer in August 2016, and currently oversees Meredith’s National and Local Media Groups. Prior to his current role, Harty served as President of Meredith’s National Media Group, a position he assumed in 2010.

“Tom has been a major contributor to our success since joining Meredith in 2004,” said Meredith Chairman and CEO Steve Lacy. “He has played key leadership roles in the development and execution of our strategic initiatives, helping Meredith increase its connection to the American consumer through growth in magazine audience, news viewership, digital traffic, brand licensing and marketing services.”

These initiatives include the acquisition of Allrecipes.com and subsequent launch of Allrecipes magazine, as well as adding the Martha Stewart Living, Rachael Ray Every Day, FamilyFun, Parenting, and EatingWell brands to the Meredith portfolio. Additionally, under Harty’s leadership Meredith has expanded its advertising and digital revenue platforms and created the Meredith Sales Guarantee, leading to Meredith twice being named the No. 1 rated Media Company by Advertiser Perceptions.

Harty is currently a member of the Board of Directors and the Executive Committee of the Association of Magazine Media. He holds an MBA from Iona College and a B.S. in Business Administration from Castleton University.

ABOUT MEREDITH CORPORATION
Meredith Corporation (NYSE: MDP; www.meredith.com) has been committed to service journalism for 115 years. Today, Meredith uses multiple distribution platforms - including broadcast television, print, digital, mobile and video - to provide consumers with content they desire and to deliver the messages of its advertising and marketing partners.
Meredith's Local Media Group includes 17 television stations reaching 11 percent of U.S. households. Meredith's portfolio is concentrated in large, fast-growing markets, with seven stations in the nation's Top 25 - including Atlanta, Phoenix, St. Louis and Portland - and 13 in Top 50 markets. Meredith's stations produce 700 hours of local news and entertainment content each week, and operate leading local digital destinations.
Meredith's National Media Group reaches 110 million unduplicated women every month, including 70 percent of U.S. Millennial women. Meredith is the leader in creating and distributing content across platforms in key consumer interest areas such as food, home, parenting and lifestyle through well-known brands such as Better Homes & Gardens, Allrecipes, Parents and Shape. Meredith also features robust brand licensing activities, including more than 3,000 SKUs of branded products at 5,000 Walmart stores across the U.S. and at walmart.com. Meredith Xcelerated Marketing is an award-winning, strategic and creative agency that provides fully integrated marketing solutions for many of the world’s top brands, including The Kraft Heinz Co., Benjamin Moore, Allergan, TGIFridays and WebMD.
Meredith’s balanced portfolio consistently generates substantial free cash flow, and the Company is committed to growing Total Shareholder Return through dividend payments, share repurchases and strategic business investments. Meredith’s current annualized dividend of $2.08 per share yields 3.6 percent. Meredith has paid a dividend for 70 straight years and increased it for 24 consecutive years.
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Shareholder/Financial Analyst Contact:	Media Contact:
Mike Lovell	Art Slusark
Director of Investor Relations	Chief Communications Officer
Phone: (515) 284-3622	Phone: (515) 284-3404
E-mail: Mike.Lovell@meredith.com	E-mail: Art.Slusark@meredith.com